Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our report dated December 22, 2008, with respect to the consolidated financial statements and schedule of NCI Building Systems, Inc., for the year ended November 2, 2008 included in this Current Report on Form 8-K dated September 10, 2009 for the year ended November 2, 2008 in the following Registration Statements and related prospectuses.

NCI Building Systems, Inc. Form S-8	File No. 333-124266

NCI Building Systems, Inc. Form S-8	File No. 333-111139

NCI Building Systems, Inc. Form S-8	File No. 333-34899

NCI Building Systems, Inc. Form S-8	File No. 333-12921

NCI Building Systems, Inc. Form S-8	File No. 333-111142

NCI Building Systems, Inc. Form S-8	File No. 333-139983

NCI Building Systems, Inc. Form S-3	File No. 333-122457

NCI Building Systems, Inc. Form S-3	File No. 333-156448
/s/ Ernst & Young LLP
Houston, Texas
September 10, 2009